Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES SECOND QUARTER FISCAL 2025 FINANCIAL RESULTS

Revenue from continuing operations increased 13% to $191.5 million, driven by continued volume growth

Earnings from continuing operations increased 198% to $4.4 million

Adjusted EBITDA from continuing operations increased 14% to $22.7 million

Adjusted EPS of $0.04 compared to $0.02 in the prior year

Reaffirms 2025 Adjusted EBITDA Outlook

Minneapolis, Minnesota - August 6, 2025 - SunOpta Inc. ("SunOpta" or the "Company") (Nasdaq: STKL) (TSX:SOY), a company that delivers customized supply chain solutions and innovation for top brands, retailers and foodservice providers across a broad portfolio of beverages, broths and better-for-you snacks today announced financial results for the second quarter ended June 28, 2025.

All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

Second Quarter 2025 highlights:

  Revenues of $191.5 million increased 12.9% compared to $169.5 million in the prior year period, driven by 14.4% volume growth partially offset by a 1.4% price reduction for pass-through pricing for certain raw material cost savings

  Earnings from continuing operations of $4.4 million compared to a loss of $4.4 million in the prior year period

  Adjusted earnings1 from continuing operations of $4.4 million compared to $2.2 million in the prior year period

  Adjusted earnings per share1 from continuing operations of $0.04 compared to $0.02 in the prior year period

  Adjusted EBITDA1 from continuing operations increased 13.9% to $22.7 million, or 11.9% of revenues, compared to $20.0 million, or 11.8% of revenues, in the prior year period

"Second quarter results were outstanding, reflecting the strength of our competitive position and sharp execution by our team," said Brian Kocher, Chief Executive Officer of SunOpta.  "Both revenue and Adjusted EBITDA growth continued their double-digits trajectory, driven by robust volume gains across the breadth of our diverse portfolio. Earnings growth was equally strong.  We also made significant progress advancing our operational initiatives to improve margins, including unlocking capacity and improving yields, which we expect to gain additional traction over the balance of 2025."

Kocher continued, "Our new business pipeline has never been stronger and we are exceptionally well positioned to capitalize on these opportunities to drive sustainable growth and profitability. Across beverages and fruit snacks we can meet our growth requirements through 2026 with existing assets. Especially in the better-for-you fruit snack category, powerful tailwinds have significantly increased customer demand.  Accordingly, we are announcing a new fruit snack manufacturing line at our Omak, Washington facility, that is already over-subscribed and is anticipated to come online in late 2026 to meet this demand for 2027 and beyond."

Second Quarter 2025 Results

Revenues increased 12.9% to $191.5 million for the second quarter of 2025. The increase was driven by 14.4% volume growth partially offset by a 1.4% price reduction for pass-through pricing for certain raw material cost savings. Growth in volume/mix reflected volume growth for plant-based beverages, broth and fruit snacks as well as new product launches.

Gross profit increased $7.2 million, or 34.0%, to $28.4 million for the quarter ended June 28, 2025, compared with $21.2 million for the quarter ended June 29, 2024. Gross margin was 14.8% for the quarter ended June 28, 2025, compared with 12.5% for the quarter ended June 29, 2024, an increase of 230 basis points. Adjusted gross margin1, was 15.2% for the quarter ended June 28, 2025, compared with 16.0% for the quarter ended June 29, 2024.  The 80-basis point decrease in adjusted gross margin reflects the timing lag on the pass-through of incremental tariff costs, investments in labor and infrastructure to improve long-term margins and incremental depreciation related to assets recently placed in service. These factors were partially offset by higher sales and production volumes for beverages, broths and fruit snacks driving improved plant utilization.

Operating income increased by $8.5 million, to $10.5 million, compared to $2.0 million in the second quarter of 2024, reflecting higher gross profit and a favorable foreign exchange impact.

Earnings from continuing operations increased 198% to $4.4 million for the second quarter of 2025 compared with a loss of $4.4 million in the prior year period. Diluted earnings per share from continuing operations attributable to common shareholders (after dividends and accretion on preferred stock) was $0.03 for the second quarter compared with diluted loss per share of $0.04 in the prior year period.

Adjusted earnings1 from continuing operations were $4.4 million or $0.04 per diluted share in the second quarter of 2025 compared to adjusted earnings from continuing operations of $2.2 million or $0.02 per diluted share in the second quarter of 2024.

Adjusted EBITDA1 from continuing operations was $22.7 million in the second quarter of 2025 compared to $20.0 million in the second quarter of 2024 driven by strong volume growth.

Please refer to the discussion and table below under "Non-GAAP Measures".

Balance Sheet and Cash Flow

As of June 28, 2025, SunOpta had total assets of $704.9 million and total debt of $273.4 million compared to total assets of $668.5 million and total debt of $265.2 million at year end fiscal 2024. During the first two quarters of fiscal 2025, cash provided by operating activities of continuing operations was $17.8 million compared to $2.0 million during the first two quarters of fiscal 2024.  The increase mainly reflected improved working capital efficiency, together with increased operating income, driven by revenue growth.  Investing activities of continuing operations consumed $18.6 million of cash during the first two quarters of fiscal 2025 compared to $13.9 million in the first two quarters of fiscal 2024, reflecting higher capital expenditures together with non-recurring proceeds from the sale of the smoothie bowl product line.  Net leverage1 was 2.9x, compared to 3.0x at the end of fiscal 2024 and we continue to expect to achieve our 2.5x net leverage target by the end of this fiscal year.

During the second quarter, the Company repurchased 163,227 common shares at an average price per share of $6.04, for total consideration of $1.0 million. As at June 28, 2025, there was $24.0 million of the authorized amount remained available under the Share Repurchase Program.

Tariffs

Tariffs continue to be an evolving situation that we continue to monitor. While our employees, production facilities, and customers are predominately located in the U.S. (in 2024, 98% of revenue was to U.S.-based customers), we source a portion of our raw material ingredients and packaging globally, and a portion of our fruit snack products are imported into the U.S. from our Niagara, Ontario, facility that are not exempt under USMCA. In response to these tariffs, at the beginning of the year we started communications with our customers regarding our intention to pass-through substantially all the incremental costs to our customers, similar to our pass-through pricing of raw material cost increases.  By the middle of July, we successfully implemented new pricing arrangements with all of our customers to mitigate the full amount of known tariff exposure at that time. Due to the timing lag in passing through the tariff pricing adjustments, gross profit was negatively impacted by $1.6 million, reducing gross margin by 90 basis points in the second quarter. We expect to have a similar fiscal third quarter timing lag impact as we recover the recently announced tariff changes on August 1, 2025.  While our pass-through mechanisms may have a timing lag, we continue to expect to recover substantially all additional costs of tariffs.

2025 Outlook2

For fiscal 2025, the Company is raising its revenue outlook reflecting both the strong performance in Q2 and the expected impact of pass-through tariff pricing, and is reaffirming its adjusted EBITDA outlook:

($ millions)	Prior Outlook	Revised Outlook
Revenue	$788 - 805	$805 - 815
Adj. EBITDA	$99 - 103	$99 - 103
Revenue Growth	9% - 11%	11% - 13%
Adj. EBITDA growth	12% - 16%	12% - 16%

The revised outlook includes an increase of approximately $8 million in revenue and $10 million in cost of goods sold in the second half of 2025 simply due to the expected tariff expense, related pass-through pricing to our customers, and timing lag on implementing the pricing.

Conference Call

SunOpta plans to host a conference call at 5:30 P.M. Eastern time on Wednesday, August 6, 2025, to discuss the second quarter financial results. After prepared remarks, there will be a question and answer period. Investors interested in listening to the live webcast can access a link on SunOpta's website at www.sunopta.com under the "Investor Relations" section or directly. A replay of the webcast will be archived and can be accessed for approximately 90 days on the Company's website.

This call may be accessed with the toll free dial-in number (800) 715-9871 or international dial-in number (646) 307-1963 using Conference ID: 8323651.

The quarterly earnings presentation, including the long-term grow algorithm and capital allocation priorities, can be accessed through the live webcast referenced above, and on SunOpta's website at www.sunopta.com under the "Investor Relations" section or directly.

1 See discussion of non-GAAP measures

2 The Company has included certain forward-looking statements about the future financial performance that include non-GAAP financial measures, including Adjusted EBITDA. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because management cannot reliably predict all of the necessary components of such GAAP measures. Historically, management has excluded the following items from certain of these non-GAAP measures, and such items may also be excluded in future periods and could be significant amounts.

  Expenses related to the acquisition or divestiture of a business, including business development costs, impairment of assets, integration costs, severance, retention costs and transaction costs;
  Charges associated with restructuring and cost saving initiatives, including but not limited to asset impairments, accelerated depreciation, severance costs and lease abandonment charges;
  Asset impairment charges and facility closure costs;
  Legal settlements or awards; and
  The tax effect of the above items.

About SunOpta

SunOpta (Nasdaq: STKL) (TSX: SOY) delivers customized supply chain solutions and innovation for top brands, retailers and foodservice providers across a broad portfolio of beverages, broths and better-for-you snacks. With over 50 years of expertise, SunOpta fuels customers' growth with high-quality, sustainability-forward solutions distributed through retail, club, foodservice and e-commerce channels across North America. For more information, visit www.sunopta.com or follow us on LinkedIn.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our intention to maintain our disciplined financial approach to deliver sustainable gross margin improvement and continue to generate significant free cash flow, our expectation to continue de-levering our balance sheet, achieve net leverage targets and drive increasing returns on invested capital, share repurchases, our expectations to recover tariff impacts through pass-through pricing, and our anticipated Revenue, Adjusted EBITDA, Revenue growth and Adjusted EBITDA growth for fiscal 2025. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as "potential", "expect", "believe", "anticipate", "estimates", "can", "will", "target", "should", "would", "plans", "continue", "becoming", "intend", "confident", "may", "project", "intention", "might", "predict", "budget", "forecast" or other similar terms and phrases intended to identify these forward-looking statements. Forward-looking statements are based on information available to the Company on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments including, but not limited to, the Company's actual financial results; uninterrupted operations and service levels to our customers; current customer demand for the Company's products; general economic conditions; continued consumer interest in health and wellness; the Company's ability to maintain product pricing levels; planned facility and operational expansions, closures and divestitures; cost rationalization and product development initiatives; alternative potential uses for the Company's capital resources; portfolio optimization and productivity efforts; the sustainability of the Company's sales pipeline; the Company's expectations regarding commodity pricing, margins and hedging results; procurement and logistics savings; freight lane cost reductions; yield and throughput enhancements; labor cost reductions; and the terms of our insurance policies. Whether actual timing and results will agree with expectations and predictions of the Company is subject to many risks and uncertainties including, but not limited to, potential loss of suppliers and customers as well as the possibility of supply chain, logistics and other disruptions; unexpected issues or delays with the Company's structural improvements and automation investments; failure or inability to implement portfolio changes, process improvements, go-to-market improvements and process sustainability strategies in a timely manner; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; working capital management; availability and pricing of raw materials and supplies; potential covenant breaches under the Company's credit facilities; the impact of the imposition of tariffs, including increases in food prices and inflation, and any resulting negative impacts on the macro-economic environment; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on its website to reflect future events or circumstances, except as may be required under applicable securities laws.

Contacts:

Investor Relations:

Reed Anderson

ICR

646-277-1260

reed.anderson@icrinc.com

Media Relations:

Claudine Galloway

SunOpta

952-295-9579

press.inquiries@sunopta.com

Source: SunOpta Inc.

SunOpta Inc.

Consolidated Statements of Operations

For the quarters and two quarters ended June 28, 2025 and June 29, 2024

(Unaudited)

(All dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended		Two quarters ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
	$	$	$	$

Revenues	191,489	169,541	393,117	353,963
Cost of goods sold	163,082	148,349	334,391	301,719
Gross profit	28,407	21,192	58,726	52,244
Selling, general and administrative expenses	17,727	17,784	36,923	40,118
Intangible asset amortization	526	446	972	892
Other income, net	(131)	(304)	(56)	(2,104)
Foreign exchange loss (gain)	(248)	1,310	(133)	1,259
Operating income	10,533	1,956	21,020	12,079
Interest expense, net	5,301	6,410	10,408	12,460
Other non-operating expense	537	-	959	-
Earnings (loss) from continuing operations before income taxes	4,695	(4,454)	9,653	(381)
Income tax expense (benefit)	344	(17)	491	260
Earnings (loss) from continuing operations	4,351	(4,437)	9,162	(641)
Net loss from discontinued operations	-	(897)	-	(1,814)
Net earnings (loss)	4,351	(5,334)	9,162	(2,455)
Dividends and accretion on preferred stock	(35)	169	(175)	(264)
Earnings (loss) attributable to common shareholders	4,316	(5,165)	8,987	(2,719)

Basic earnings (loss) per share
Earnings (loss) from continuing operations attributable to common shareholders
	0.04	(0.04)	0.08	(0.01)
Loss from discontinued operations	-	(0.01)	-	(0.02)
Earnings (loss) attributable to common shareholders(1)	0.04	(0.04)	0.08	(0.02)

Diluted earnings (loss) per share
Earnings (loss) from continuing operations attributable to common shareholders
	0.03	(0.04)	0.07	(0.01)
Loss from discontinued operations	-	(0.01)	-	(0.02)
Earnings (loss) attributable to common shareholders(1)	0.03	(0.04)	0.07	(0.02)
Weighted-average common shares outstanding (000s)
Basic	118,168	116,640	117,685	116,336
Diluted	124,676	116,640	124,700	116,336

(1) The sum of individual per share amounts may not add due to rounding.

SunOpta Inc.

Consolidated Balance Sheets

As at June 28, 2025 and December 28, 2024

(Unaudited)

(All dollar amounts expressed in thousands of U.S. dollars)

	June 28, 2025	December 28, 2024
	$	$

ASSETS
Current assets
Cash and cash equivalents	2,161	1,552
Accounts receivable	58,851	46,314
Inventories	109,945	92,798
Prepaid expenses and other current assets	12,346	14,680
Income taxes recoverable	780	4,114
Total current assets	184,083	159,458

Restricted cash	8,003	7,460
Property, plant and equipment, net	345,968	343,618
Operating lease right-of-use assets	112,138	105,692
Intangible assets, net	22,041	20,077
Goodwill	3,998	3,998
Other long-term assets	28,709	28,224
Total assets	704,940	668,527

LIABILITIES
Current liabilities
Accounts payable	109,560	93,362
Accrued liabilities	15,189	17,876
Income taxes payable	70	638
Notes payable	8,211	11,110
Short-term debt	10,115	-
Current portion of long-term debt	30,176	29,393
Current portion of operating lease liabilities	17,491	17,055
Total current liabilities	190,812	169,434

Long-term debt	233,080	235,798
Operating lease liabilities	105,684	99,328
Deferred income taxes	325	325
Total liabilities	529,901	504,885

Series B-1 Preferred Stock	15,223	15,048

SHAREHOLDERS' EQUITY
Common shares	478,064	471,792
Additional paid-in capital	27,070	30,775
Accumulated deficit	(347,327)	(355,982)
Accumulated other comprehensive income	2,009	2,009
Total shareholders' equity	159,816	148,594
Total liabilities and shareholders' equity	704,940	668,527

SunOpta Inc.

Consolidated Statements of Cash Flows

For the two quarters ended June 28, 2025 and June 29, 2024

(Unaudited)

(All dollar amounts expressed in thousands of U.S. dollars)

	Two quarters ended
	June 28, 2025	June 29, 2024
	$	$

CASH PROVIDED BY (USED IN)
Operating activities
Net earnings (loss)	9,162	(2,455)
Net loss from discontinued operations	-	(1,814)
Earnings (loss) from continuing operations	9,162	(641)
Items not affecting cash:
Depreciation and amortization	19,686	17,686
Amortization of debt issuance costs	477	457
Deferred income taxes	-	(368)
Stock-based compensation	3,735	7,088
Gain on sale of smoothie bowls product line	-	(1,800)
Gain on sale of property, plant and equipment	(244)	-
Other	(194)	(193)
Changes in operating assets and liabilities, net of divestitures	(14,844)	(20,216)
Net cash provided by operating activities of continuing operations	17,778	2,013
Net cash used in operating activities of discontinued operations	-	(2,310)
Net cash provided by (used in) operating activities	17,778	(297)
Investing activities
Additions to property, plant and equipment	(17,438)	(17,259)
Proceeds from sale of property, plant and equipment	1,284	-
Addition to intangible assets	(2,419)	-
Proceeds from sale of smoothie bowls product line	-	3,336
Net cash used in investing activities of continuing operations	(18,573)	(13,923)
Net cash provided by investing activities of discontinued operations	-	6,300
Net cash used in investing activities	(18,573)	(7,623)
Financing activities
Proceeds from notes payable	80,070	70,477
Repayment of notes payable	(82,969)	(71,709)
Net increase in borrowings under revolving credit facilities	6,762	26,350
Borrowings of short-term and long-term debt	18,600	-
Repayment of long-term debt	(19,016)	(12,320)
Proceeds from the exercise of stock options and employee share purchases	1,880	749
Payment of withholding taxes on stock-based awards	(2,389)	(2,659)
Repurchase of common shares	(991)	-
Payment of cash dividends on preferred stock	-	(305)
Net cash provided by financing activities of continuing operations	1,947	10,583
Increase in cash, cash equivalents and restricted cash in the period	1,152	2,663
Cash, cash equivalents and restricted cash, beginning of the period	9,012	8,754
Cash, cash equivalents and restricted cash, end of the period	10,164	11,417

Non-GAAP Measures

Adjusted Gross Margin

Gross margin is a measure of gross profit (equal to revenues less cost of goods sold) as a percentage of revenues. The Company uses a measure of adjusted gross margin that excludes unusual items that are identified and evaluated on an individual basis, which due to their nature or size, the Company would not expect to occur as part of our normal business on a regular basis. The Company uses the measure of adjusted gross margin to evaluate the underlying profitability of our revenue-generating activities within each reporting period. The Company believes that disclosing this non-GAAP measure provides users with a meaningful, consistent comparison of its profitability measure for the periods presented. However, the non-GAAP measure of adjusted gross margin should not be considered in isolation or as a substitute for gross margin calculated based on gross profit determined in accordance with U.S. GAAP. The following tables present a reconciliation of adjusted gross margin from reported gross margin calculated in accordance with U.S. GAAP (all dollar amounts expressed in thousands of U.S. dollars).

Second Quarter Ended	Revenues	Cost of Goods Sold	Gross Profit
June 28, 2025	$	$	$
As reported	191,489	163,082	28,407
Adjusted for:
Wastewater haul-off charges(a)	-	(752)	752
As adjusted	191,489	162,330	29,159

Reported gross margin			14.8%
Adjusted gross margin			15.2%

Second Quarter Ended	Revenues	Cost of Goods Sold	Gross Profit
June 29, 2024	$	$	$
As reported	169,541	148,349	21,192
Adjusted for:
Wastewater haul-off charges(a)	-	(1,426)	1,426
Start-up costs(b)	61	(2,287)	2,348
Product withdrawal costs(c)	-	(2,145)	2,145
As adjusted	169,602	142,491	27,111

Reported gross margin			12.5%
Adjusted gross margin			16.0%

First Two Quarters Ended	Revenues	Cost of Goods Sold	Gross Profit
June 28, 2025	$	$	$
As reported	393,117	334,391	58,726
Adjusted for:
Wastewater haul-off charges(a)	-	(1,295)	1,295
As adjusted	393,117	333,096	60,021

Reported gross margin			14.9%
Adjusted gross margin			15.3%

First Two Quarters Ended	Revenues	Cost of Goods Sold	Gross Profit
June 29, 2024	$	$	$
As reported	353,963	301,719	52,244
Adjusted for:
Wastewater haul-off charges(a)	-	(1,426)	1,426
Start-up costs(b)	61	(2,614)	2,675
Product withdrawal costs(c)	-	(2,145)	2,145
As adjusted	354,024	295,534	58,490

Reported gross margin			14.8%
Adjusted gross margin			16.5%

Adjusted Earnings

When assessing financial performance, the Company uses an internal measure of adjusted earnings that excludes specific items recognized in other income or expense, and other unusual items that are identified and evaluated on an individual basis, which due to their nature or size, the Company would not expect to occur as part of its normal business on a regular basis. The Company believes that the identification of these excluded items enhances the analysis of the financial performance of its business when comparing those operating results between periods, as the Company does not consider these items to be reflective of normal business operations. The following tables present a reconciliation of adjusted earnings from earnings (loss) from continuing operations, which the Company considers to be the most directly comparable U.S. GAAP financial measure (all dollar amounts expressed in thousands of U.S. dollars, except per share amounts).

	Second Quarter Ended
	June 28, 2025		June 29, 2024
		Per Share		Per Share
	$	$	$	$
Earnings (loss) from continuing operations	4,351		(4,437)
Dividends and accretion on preferred stock	(35)		169

Earnings (loss) from continuing operations attributable to common shareholders	4,316	0.03	(4,268)	(0.04)
Adjusted for:
Wastewater haul-off charges(a)	752		1,426
Start-up costs(b)	-		2,348
Product withdrawal costs(c)	-		2,145
Unrealized foreign exchange loss (gain) on restricted cash(d)	(562)		838
Other(e)	(131)		(304)
Adjusted earnings from continuing operations	4,375	0.04	2,185	0.02

	First Two Quarters Ended
	June 28, 2025		June 29, 2024
		Per Share		Per Share
	$	$	$	$
Earnings (loss) from continuing operations	9,162		(641)
Accretion on preferred stock	(175)		(264)
Earnings (loss) from continuing operations attributable to common shareholders	8,987	0.07	(905)	(0.01)
Adjusted for:
Wastewater haul-off charges(a)	1,295		1,426
Start-up costs(b)	-		2,675
Product withdrawal costs(c)	-		2,145
Unrealized foreign exchange loss (gain) on restricted cash(d)	(543)		838
Other(e)	(56)		(304)
Gain on sale of smoothie bowls product line(f)	-		(1,800)
Adjusted earnings from continuing operations	9,683	0.08	4,075	0.03

Adjusted EBITDA

The Company uses a measure of adjusted EBITDA from continuing operations when assessing the performance of its operations, which the Company believes is useful to users' understanding of the Company's operating profitability because it excludes non-operating expenses, such as interest, loss on sale of receivables, and income taxes, as well as non-cash expenses, such as depreciation, amortization, and stock-based compensation. In addition, the Company's measure of adjusted EBITDA excludes other unusual items that affect the comparability of its operating performance, as identified in the preceding determination of adjusted earnings from continuing operations. The Company also uses this measure of adjusted EBITDA to assess operating performance in connection with its employee incentive programs. The following tables present a reconciliation of adjusted EBITDA from continuing operations from earnings (loss) from continuing operations, which the Company considers to be the most directly comparable U.S. GAAP financial measure (all dollar amounts expressed in thousands of U.S. dollars).

	Second Quarter Ended
	June 28, 2025	June 29, 2024
	$	$
Earnings (loss) from continuing operations	4,351	(4,437)
Interest expense, net	5,301	6,410
Loss on sale of receivables*	537	-
Income tax expense (benefit)	344	(17)
Depreciation and amortization	9,960	9,110
Stock-based compensation	2,192	2,443
Adjusted for:
Wastewater haul-off charges(a)	752	1,426
Start-up costs(b)	-	2,348
Product withdrawal costs(c)	-	2,145
Unrealized foreign exchange loss (gain) on restricted cash(d)	(562)	838
Other(e)	(131)	(304)
Adjusted EBITDA from continuing operations	22,744	19,962

* Included in other non-operating expense.

	First Two Quarters Ended
	June 28, 2025	June 29, 2024
	$	$
Earnings (loss) from continuing operations	9,162	(641)
Interest expense, net	10,408	12,460
Loss on sale of receivables*	959	-
Income tax expense	491	260
Depreciation and amortization	19,686	17,686
Stock-based compensation	3,735	7,088
Adjusted for:
Wastewater haul-off charges(a)	1,295	1,426
Start-up costs(b)	-	2,675
Product withdrawal costs(c)	-	2,145
Unrealized foreign exchange loss (gain) on restricted cash(d)	(543)	838
Other(e)	(56)	(304)
Gain on sale of smoothie bowls product line(f)	-	(1,800)
Adjusted EBITDA from continuing operations	45,137	41,833

* Included in other non-operating expense.

Footnotes

(a) Reflects temporary third-party haul-off charges for excess wastewater produced at our Midlothian, Texas, facility due to volume constraints within our current treatment system.

(b) Start-up costs mainly reflect the scale-up of production over the course of fiscal 2024 at our plant-based beverage facility in Midlothian, Texas.

(c) Reflects certain direct costs, net of expected insurance recoveries, related to the voluntary withdrawal from customers in the second quarter of 2024 of certain batches of aseptically-packaged products.

(d) Reflects unrealized foreign exchange (gains) or losses associated with peso-denominated restricted cash held in Mexico.

(e) For the second quarter and first two quarters of 2025, other mainly reflects a gain on sale of property, plant and equipment, partially offset by a legal settlement loss. For the second quarter and first two quarters of 2024, other mainly reflects legal settlement gains. These other amounts are recorded in other income or expense.

(f) Reflects the pre-tax gain on sale of the smoothie bowls product line in the first quarter of 2024, which is recorded in other income.

Net Leverage

Net leverage is a non-GAAP financial measure that is calculated by dividing net debt (non-GAAP) by trailing four quarters adjusted EBITDA (non-GAAP). Net debt is defined by the Company as short-term debt plus current portion of long-term debt plus long-term debt less cash and cash equivalents. The Company uses net leverage as an assessment of its operating performance relative to its debt levels. The following tables present reconciliations of trailing four quarters adjusted EBITDA from continuing operations from loss from continuing operations and total debt to net debt, and the calculation of net leverage (all dollar amounts expressed in thousands of U.S. dollars).

	Trailing Four Quarters Ended
	June 28, 2025	December 28, 2024
	$	$
Loss from continuing operations	(1,671)	(11,474)
Interest expense, net	22,856	24,908
Loss on sale of receivables*	1,645	686
Income tax expense	1,701	1,470
Depreciation and amortization	38,497	36,497
Stock-based compensation	7,837	11,190
Adjusted for:
Wastewater haul-off charges	4,230	4,361
Start-up costs	16,474	19,149
Product withdrawal costs	-	2,145
Unrealized foreign exchange loss on restricted cash	226	1,607
Other	215	(33)
Gain on sale of smoothie bowls product line	-	(1,800)
Adjusted EBITDA from continuing operations	92,010	88,706

* Included in other non-operating expense.

$
As at June 28, 2025
Short-term debt	10,115
Current portion of long-term debt	30,176
Long-term debt	233,080
Total debt	273,371
Cash and cash equivalents	(2,161)
Net debt	271,210

For the trailing four quarters ended June 28, 2025
Adjusted EBITDA	92,010

Net leverage	2.9x

As at December 28, 2024
Current portion of long-term debt	29,393
Long-term debt	235,798
Total debt	265,191
Cash and cash equivalents	(1,552)
Net debt	263,639

For the trailing four quarters ended December 28, 2024
Adjusted EBITDA	88,706

Net leverage	3.0x